Exhibit 99.1

GI Dynamics, Inc. – ASX Announcement

Compliance with Therapeutics Goods Act (Australia)

LEXINGTON, Massachusetts & SYDNEY, Australia – 20 May 2016 AEST – GI Dynamics, Inc. (ASX: GID) (the Company), a medical device company that provides an innovative treatment for type 2 diabetes and obesity, announces that there is a material risk of action by the Australian Therapeutic Goods Administration (TGA) for compliance-related matters.

The Company’s EndoBarrier device is included on the Australian Register of Therapeutic Goods (ARTG), which enables EndoBarrier to be sold commercially in Australia subject to the requirements of the Therapeutic Goods Act 1989 (Cth) (the Act). EndoBarrier has been included on the ARTG since 2011.

The Company has been in communication with the TGA regarding compliance-related matters since January 2015. While the conclusion of these communications is not foregone, a material risk exists that the TGA may take action in regard to EndoBarrier in the near future.

The TGA has raised a number of specific questions and has required that the Company provide sufficient evidence to demonstrate compliance with the Essential Principles under the Act. The Essential Principles set out certain requirements that must be met with respect to a medical device in order for it to be supplied in Australia.

The TGA has afforded the Company until 9 June 2016 for it to submit its response addressing the TGA’s concerns. If the TGA is not satisfied with the Company’s response, the TGA has indicated it will suspend EndoBarrier from inclusion on the ARTG. Suspension does not constitute a cancellation of the ARTG inclusion.

The Company is preparing its response under the leadership of recently appointed chief compliance officer Brian Callahan, a seasoned industry executive with substantial expertise in regulatory compliance.

Scott Schorer, president and CEO of the Company said, “We are focused on addressing the TGA’s concerns as quickly and effectively as possible. Our response to the TGA is of the highest priority to GI Dynamics. I stated when I joined the Company that I was committed to promoting a culture of greater transparency with a sharper focus on positive regulatory relationships. The disclosure of this risk and our response to it are key components of that commitment.”

Further updates will be provided in due course.

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. - ASX Announcement	Page 2

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer of EndoBarrier®, the first endoscopically delivered device therapy approved for the treatment of type 2 diabetes and obesity. EndoBarrier is approved and commercially available in multiple countries outside the United States. EndoBarrier is not approved for sale in the United States and is limited by federal law to investigational use only in the United States. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues and revenue growth, costs, excess inventory, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centers offering the EndoBarrier; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the consequences of terminating the ENDO Trial and the possibility that future clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, the timing of regulatory submissions, the timing, receipt and maintenance of regulatory approvals, the timing and amount of other expenses, and the timing and extent of third-party reimbursement; risks associated with commercial product sales, including product performance; competition; risks related to market acceptance of products; intellectual property risks; risks related to excess inventory; risks related to assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Inquiries:	Media Inquiries:
United States: James Murphy Chief Financial Officer +1 (781) 357-3281	United States/Europe/Australia: investor@gidynamics.com +1 (781) 357-3250

Australia: David Allen or John Granger Hawkesbury Partners Pty Limited +61 2 9325 9046	United States/Australia: Catie Corcoran WE Buchan +1 (813) 895-4575

www.gidynamics.com

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388